Exhibit 99.1

Trump Media Announces $69.4 Million in Initial Proceeds from Warrant Exercise

SARASOTA, Fla., June 21, 2024 (GLOBE NEWSWIRE) -- Trump Media & Technology Group Corp. (NASDAQ: DJT) (“TMTG” or the “Company”)—operator of the Truth Social platform, yet another of President Donald J. Trump’s iconic American brands—today announced that it expects to receive more than $69.4 million in proceeds from the cash exercise of warrants on June 20 and 21, 2024.

Such cash exercise became available after the Securities and Exchange Commission (“SEC”) declared effective the Company’s registration statement on Form S-1 on June 18, 2024 (“Registration Statement,” File No. 333-278678).

If all warrants covered by the Registration Statement are exercised for cash, TMTG may receive up to an aggregate of approximately $247 million in proceeds. Additionally, $40 million of restricted cash on the Company’s balance sheet will become unrestricted as a result of the Registration Statement becoming effective. These funds are in addition to the more than $200 million in unrestricted cash held by the Company as of June 18, 2024.

Investors interested in exercising their warrants should contact their registered broker.

About TMTG

The mission of Trump Media & Technology Group (TMTG) is to end Big Tech’s assault on free speech by opening up the Internet and giving people their voices back. TMTG operates Truth Social, a social media platform established as a safe harbor for free expression amid increasingly harsh censorship by Big Tech corporations.

Investor Relations Contact:
Shannon Devine (MZ Group | Partner - MZ North America)
Email: shannon.devine@mzgroup.us

Media Contact:
press@tmtgcorp.com

About the Registration Statement

The offering of the securities covered by the Registration Statement may only be made by means of a prospectus. The Registration Statement and prospectus may be accessed through the U.S. Securities and Exchange Commission’s website at www.sec.gov. A copy of the prospectus related to the offering may be obtained from Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, or by telephone at (800) 353-0103.

The listing of an individual as a “selling securityholder” in the Registration Statement does not mean such individual or entity will sell their shares or is planning to sell their shares. Notwithstanding registration of securities on the Registration Statement, TMTG’s directors and officers, its affiliate President Donald J. Trump, and certain other securityholders will remain subject to a lockup period or otherwise restricted from selling any shares at this time.

Non-Solicitation

This press release shall not constitute an offer to sell or the solicitation of any offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.